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                                                                   EXHIBIT 99.1



NEWS RELEASE                            CONTACT:  Tom Lawrence
NYSE: JAX                                         (615-244-1818)

FOR IMMEDIATE RELEASE



                  J. ALEXANDER'S DECLINES TO PURSUE DISCUSSIONS

         NASHVILLE, TN., May 28, 1999 - J. Alexander's Corporation said today that its Board of Directors has declined to pursue discussions with O'Charley's regarding a restated and contingent proposal by O'Charley's to purchase the Company at $5.50 in cash per share of common stock contingent upon the Company repudiating the recent transaction with Solidus, LLC and terminating its current rights offering.

         "Our Board and management strongly believe that the best way to create value for our company and its shareholders is to remain independent and singularly-focused on our concept. Our Board is unanimously and steadfastly committed to implementing its strategic plan as the best way to serve its shareholders," said Lonnie J. Stout, II, chairman, president and chief executive officer.

         For the most recent quarter, J. Alexander's reported net sales of $19,208,000, up 9.7% from $17,512,000 achieved in the first quarter of 1998. Net income reached $244,000, or $.04 per share, up sharply from a loss of $1,104,000, or $.20 per share. Restaurant operating income for the first quarter of 1999 more than doubled from the first period a year ago, while same store sales rose nearly 4%.

         J. Alexander's is a contemporary American restaurant placing a special emphasis on food quality and professional service. The Company presently operates 20 restaurants in eleven states.